Exhibit 99.3
NeoStem Announces Quarterly Results and Business Update
NEW YORK, Aug. 14, 2012 (GLOBE NEWSWIRE) -- NeoStem, Inc. (NYSE MKT:NBS) ("NeoStem" or the "Company") today announced second quarter results and provided a business update. NeoStem is rapidly emerging as a market leader in the fast growing cell therapy market. The Company's multifaceted business strategy combines a state-of-the-art contract development and manufacturing organization (CDMO) with a medically important cell therapy product development program providing for near- and long-term revenue growth opportunities.
Business Highlights

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Since the announcement on June 18th of NeoStem's definitive agreement to divest its majority holdings in Erye and focus on its CDMO and cell therapy product development businesses, the Company's publicly traded Common Stock price has increased over 50% raising its market cap to $109 million as of August 10, 2012.

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NeoStem expects to receive $12.3 million in cash and further bolster its balance sheet by removing $35 million in short- and long-term debt obligations through the divestiture of Erye. Fifty percent of the cash price has now been received directly or is in escrow and closing is expected to occur over the next 6-10 weeks.

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Through warrant exercises and equity sales, NeoStem has raised $17.6 million year to date in 2012. Additionally, management has efficiently managed its use of cash with net cash losses of $9.9 million (see reconciliation below). To further cost savings and effectively service the U.S. and Canadian markets with timely and responsive services, the Company closed its Boston, MA facility and has consolidated these operations into its cellular therapy operations in Allendale, NJ (30,000 sq.') and Mountain View, CA (25,000 sq.').

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Revenues from continuing operations grew 95% for the six months ended June 30, 2012 compared to the prior year period. This growth is primarily due to the increased overall visibility of Progenitor Cell Therapy ("PCT"), PCT's penetration into the cell therapy marketplace, and enhanced investment by NeoStem into the business.

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NeoStem is continuing to enroll patients into the PreSERVE Phase 2 clinical trial in the U.S. for post AMI (acute myocardial infarction) patients and anticipates completing enrolment in 2013 with 6 months initial data readout near the end of 2013. Peak annual worldwide sales of AMR-001 for this indication are estimated to be over $1 billion based upon a conservative market penetration of the qualified target patient population.

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NeoStem continues to strengthen its scientific, operations and business management teams, with the recent additions of Martin Schmieg, Vice President, Corporate Development, and Jonathan Sackner-Bernstein, MD, FACC, Vice President of Clinical Development and Regulatory Affairs.

Progress Report on Erye Divestiture
As of today, NeoStem has received directly or into escrow $6.2 million representing 50% of the total $12.3 million cash purchase price. The divestiture of Erye will also return approximately 1,040,000 shares of the Company's Common Stock and cancel 1,170,000 Common Stock options and 640,000 Common Stock warrants.
In addition to receiving $12.3 million in cash to use towards U.S. operations, the divestiture will bolster NeoStem's balance sheet by eliminating over $35 million in short- and long-term debt obligations. The divestiture transaction is expected to close in the next 6-10 weeks, subject to the satisfaction of various closing conditions including China regulatory approvals, the submission of which is already underway.
The Company's second quarter results include Erye, its Pharmaceutical Manufacturing - China segment, in discontinued operations. Net loss from discontinued operations attributable to NeoStem common shareholder interests for the three and six months ended June 30, 2012 was $13.4 million and $14.8 million, respectively, or $0.10 and $0.12 per share, compared to $0.5 million and $0.8 million, or $0.01 and $0.01 per share for the three and six months ended June 30, 2011. The loss attributable to NeoStem common shareholders for the three and six months ended June 30, 2012 included the Company's 51% share of a total $28.0 million non-cash, asset impairment charge, based on the definitive agreement purchase price.
The Erye divestiture allows the Company to hone its focus on its cell therapy clinical development programs and the PCT CDMO commercial business.
Results of Continued Operations for the Three Months and Six Months Ended June 30, 2012
Continuing operations consist of the Company's cellular therapy business in the United States.
Revenues from continuing operations for the three and six months ended June 30, 2012 were $3.4 million and $7.1 million, respectively, compared to $2.2 million and $3.7 million for the same periods in 2011. The increase in revenue, representing a 95% revenue growth for the six months ended June 30, 2012 compared to the prior year period, was primarily driven by clinical service revenues in the Company's PCT subsidiary, and reflected an increased overall visibility of PCT and penetration into the cell therapy marketplace, along with a general increase in the development of autologous cell therapies in the United States due to enhanced investment and expanded marketing programs in 2011 and 2012.

PCT's industry role is to be a problem solver (consultant), implementation expert and cGMP manufacturing service provider from product discovery to commercialization for product developers. In its thirteen year history, PCT has supported over one hundred regenerative medicine companies and NeoStem anticipates growth in the United States and abroad by expansion into Europe.
Net loss from continuing operations attributable to NeoStem common shareholder interests for the three and six months ended June 30, 2012 was $7.2 million and $15.2 million, respectively, or $0.05 and $0.12 per share, compared to $10.1 million and $20.2 million, or $0.13 and $0.26 per share for the three and six months ended June 30, 2011. The Company's loss from continuing operations for six months ended June 30, 2012, excluding non-cash charges, was $9.9 million (see reconciliation below).
NeoStem Current and Projected Financial Position
As of June 30, 2012, the Company had cash and cash equivalents of $2.1 million, and an additional $2.5 million in cash held in escrow (classified in Other Assets). Since the close of the second quarter, the Company raised an additional $7 million through warrant exercises and private placements of restricted securities. In addition, the Company expects to receive a total of $12.3 million from the sale of its ownership in Erye, providing additional forecasted cash inflows without further dilution in the second half of 2012.
AMR-001 Cardiovascular Product Pipeline
NeoStem management believes that cell therapy is a disruptive technology in the $50 billion worldwide regenerative medicine market. NeoStem's autologous adult stem cell therapy (AMR-001) is designed to prevent major cardiac events following acute myocardial infarction (AMI), or what is commonly referred to as a heart attack.
NeoStem is currently conducting its PreSERVE Phase 2 clinical trial in the U.S. Many key opinion leaders in the scientific, medical and investment communities consider AMR-001 to be best in class. Company management anticipates completing Phase 2 patient enrolment in 2013 with six months initial data readout near the end of 2013. Peak annual worldwide sales of AMR-001 for this indication could exceed $1 billion based upon a conservative market penetration of its qualified target patient population. AMR-001 is protected by two issued and multiple pending U.S. patents with corresponding patent coverage in selected markets around the world.
The Amorcyte AMR-001 product development program also extends to congestive heart failure (CHF). The Company is preparing to launch its CHF Phase 1 clinical trials in early 2013. The worldwide CHF patient population is estimated to be four times larger than that of AMI.
Summary
The opportunity for existing and new NeoStem shareholders is substantial. In the midst of global economic uncertainty, NeoStem has assembled a multifaceted business plan that can drive top revenue growth through its PCT CDMO business while investing in dynamic cell therapy development programs. The Company's service business and pipeline of proprietary cell therapy products work synergistically, giving NeoStem a competitive advantage that is unique in the biotechnology and pharmaceutical industries. Supported by an experienced scientific and business management team and a dynamic patent and patent pending intellectual property portfolio, NeoStem is well-positioned for future success. Company management will continue to seek business opportunities that will strengthen the Company and looks forward to achieving success for its investors with the goal of being a multibillion dollar biopharmaceutical company.

GAAP to Non-GAAP Reconciliations for the six months ended June 30, 2012

Net Loss from Continuing Operations Excluding Non-Cash Charges Reconciliation
Loss from continuing operations	$(15,217,102)
Common stock, stock options and warrants issued	3,555,011
Depreciation and amortization	774,773
Amortization of preferred stock discount and issuance cost	872,736
Changes in fair value of derivative liability	(111,517)
Bad debt expense	233,800
Consolidated Net Loss Excluding Non-Cash Charges	$(9,892,299)
For more information on NeoStem, please visit www.neostem.com.
Forward-Looking Statements for NeoStem, Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's or its partners' successful development of AMR-001 and other cell therapeutics, the size of the market for such products, its competitive position in such markets, the Company's ability to successfully penetrate such markets and the market for its CDMO business, and the efficacy of protection from its patent portfolio, as well as the future of the cell therapeutics industry in general, including the rate at which such industry may grow. Forward looking statements also include statements with respect to satisfying all conditions to closing the disposition of Erye, including receipt of all necessary regulatory approvals in the PRC. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including but not limited to (i) the Company's ability to manage its business despite operating losses and cash outflows, (ii) its ability to obtain sufficient capital or strategic business arrangement to fund its operations, including the clinical trials for AMR-001, (iii) successful results of the Company's clinical trials of AMR-001 and other cellular therapeutic products that may be pursued, (iv) demand for and market acceptance of AMR-001 or other cell therapies if clinical trials are successful and the Company is permitted to market such products, (v) establishment of a large global market for cellular-based products, (vi) the impact of competitive products and pricing, (vii) the impact of future scientific and medical developments, (viii) the Company's ability to obtain appropriate governmental licenses and approvals and, in general, future actions of regulatory bodies, including the FDA and foreign counterparts, (ix) reimbursement and rebate policies of government agencies and private payers, (x) the Company's ability to protect its intellectual property; (xi) the company's ability to successfully divest its interest in Erye, .and (xii) matters described under the "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2012 and in the Company's other periodic filings with the Securities and Exchange Commission, all of which are available on its website. The Company does not undertake to update is forward-looking statements. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT: Trout Group
Gitanjali Jain Ogawa, Vice President
Phone: +1-646-378-2949
Email: gogawa@troutgroup.com